Exhibit 99.1


[WCI Communities, Inc. Logo]



                              Investor Contact:  Steve Zenker
                                                 (239) 498-8066
                                                 stevezenker@wcicommunities.com
                                                 ------------------------------

                              Media Contact:     Ken Plonski
                                                (239) 498-8691
                                                 kenplonski@wcicommunities.com
                                                 -----------------------------


FOR IMMEDIATE RELEASE
---------------------


                       WCI Reports First Quarter Results


Financial Highlights:
--------------------

.. Revenues of $238.7 million - up 3.2%
.. Net income of $11.8 million - down 37.6% and in line with previous guidance .. Net orders of $239.5 million or 449 units- down 4.3% and 23.8% respectively .. Backlog of $770.5 million - up 7.5% from year-end 2002
.. Shareholders' equity of $675.9 million - up 17.1% from March 31, 2002


Bonita Springs, FL (April 29, 2003) - WCI Communities, Inc. (NYSE: WCI), a leading builder of highly amenitized lifestyle communities, today announced that revenues for its first quarter ended March 31, 2003 increased 3.2% to $238.7 million compared to $231.4 million in the first quarter of 2002. Consistent with prior guidance, net income decreased 37.6% to $11.8 million compared to $18.9 million in the same period last year while diluted earnings per share declined 45.8% to $0.26 from $0.48 a year ago. Earnings per share for the first quarter of 2003 reflects a 13.9% increase in diluted shares outstanding compared to the first quarter of 2002 as the Company completed its initial public offering on March 12, 2002.




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
New orders for the quarter totaled $239.5 million, a 4.3% decrease from the $250.2 million recorded in the first quarter of 2002. In units, orders declined 23.8% to 449 compared to 589 in the same period a year earlier. New contracts for the quarter were impacted by a 9.9% drop in traffic in the Company's communities, precipitated by the actions in Iraq. The majority of the decline in traffic occurred in the second half of the quarter.


"External factors have had an impact upon our business," said Jerry Starkey, President of WCI Communities, Inc. "Based on what we have seen in our sales offices, we believe many visitors are delaying purchases of retirement and second homes in the short-term but indicating they are likely to purchase once geopolitical and economic conditions improve. We have focused our marketing efforts on bringing in more qualified traffic so that when the external factors become more favorable, we should be able to capitalize on pent-up demand for these products. Like other homebuilders, our primary and move-up business continued to outperform expectations. In fact, that segment accounted for 56% of our new orders this quarter as opposed to 42% of the homes sold in the full year 2002."


Starkey said he was pleased with the way the Company has addressed the dynamics of the current environment. "Because of the relative weakness in the second home and luxury market, we have been cautious in making land acquisitions serving these sectors and have elected to defer closing or cancel certain purchases. Our land inventory of over 14,000 acres on both coasts of Florida enables us to wait without impacting our ability to grow in the near term. We are very confident in the long-term prospects of the retirement and luxury/second home markets because the customer base in these sectors will grow very rapidly over the next 15 years as more than 75 million baby boomers reach their peak earning years. During this same 15 year period, more than 4.0 million boomers will turn 50 each year, compared to about 2.8 million per year in 1995."




Traditional Homebuilding
------------------------

Revenues in the traditional homebuilding division declined 5.5% to $66.9 million on a 14.2% decline in closings, partially offset by a 9.8% rise in the average selling price per home closed.




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
The changes in product mix and overhead savings drove a 250 basis point increase in contribution margin percentage for the division to 29.6% compared to 27.1% for the comparable period a year earlier. Contribution margin percentage for the entire year is expected to be similar to levels achieved in 2002 assuming current economic conditions persist.


The value of net new contracts for the first quarter totaled $180.2 million, a 15.4% increase over the $156.2 million contracted in the first quarter of 2002. On a unit basis, contracts declined 20.3% over the prior year, from 497 to 396. The average selling price per new order increased 44.9% to $455,000 as two new communities recorded their initial sales during the quarter - Old Palm Golf Club, with an average sales price of $1.8 million and Parkland Golf and Country Club, with an average sales price of $748,000. Sales were strong in several of the Company's other communities, particularly in the primary/move-up segment, where price increases have been successfully implemented and demand has exceeded Company expectations.


The Company had 15 active selling communities during the quarter compared to 14 the previous year. Backlog increased to 1,072 units with an average sale price of $423,000 and an aggregate value of $453.5 million, up from the prior year's 888 units with an average sale price of $396,000 and an aggregate value of $351.3 million.


Tower Homebuilding
------------------

First quarter revenues for the Company's tower homebuilding division increased 5.7% to $120.5 million compared to $114.0 million in the first quarter of 2002. There were 15 buildings under construction and recognizing revenue during the quarter, compared to 14 towers in the same quarter last year. No new towers reported initial revenues during the quarter. As expected, contribution margin percentage declined year-over-year, from 39.7% to 32.2%, primarily due to changes in the mix of towers under construction. The average price of a tower unit under construction in the first quarter of 2003 was $1.3 million versus an average price of $1.5 million in the first quarter of 2002. The reduction in average tower unit price reflects the Company's focus on appealing to a broader range of buyers by developing towers with lower average sales prices.

Net new contracts with a value of $59.3 million were posted during the quarter, down from $94.0 million in last year's first quarter, corresponding to 53 and 92 units respectively. Notable during the quarter was the initial release of the Veracruz tower on Marco Island in southwest Florida. The 123 unit building, with an average unit price of $2.0 million, was fully-reserved within the first week of its release. In addition, buyers placed 60 backup reservations. We are optimistic that a large portion of these reservations will convert to firm contracts during the second quarter. A successful conversion of Veracruz would favorably impact new tower orders for the six months ending June 30, 2003 and for the second quarter. The initial success of the Veracruz illustrates that expensive towers in premier locations are still very much in demand.


Amenities Division
------------------

The amenities division experienced a 20.6% drop in revenues during the quarter, as sales of golf memberships and marina slips slowed. Contribution margin as a percent of sales declined to 15.2% of revenues from 26.3% recorded in the first quarter of 2002. As the Company previously indicated, it expects this division to experience reduced profitability in 2003 as it faces initial startup expenses for country clubs and golf courses in five new communities. These increased expenses will lower earnings in the first few years after startup, although the new clubs are expected to generate meaningful profits beyond those initial years.


Real Estate Services Division & Other
-------------------------------------

The real estate services division continued the strong growth it has exhibited over the last several quarters. Revenues jumped 33.7% over the first quarter of 2002 while contribution margin percentage climbed to 14.1% compared to 11.6% in the same period in 2002.


Prudential Florida WCI Realty, the largest contributor to the division, saw revenue increase 38.6% as transaction volume jumped 21.5% to 2,106 from 1,734 in the first quarter of 2002. The average transaction price increased 21.5% year-over-year to $299,600 from $246,600 in the first quarter of 2002. Prudential Florida WCI Realty opened an additional four offices during the first quarter of 2003, bringing the total to 28 offices located in eight counties of Florida.

Both Financial Resources Group and First Fidelity Title experienced strong growth in revenues and profitability during the quarter, with a combined increase in revenues of 36.8% over the corresponding period a year earlier and a contribution margin to revenue ratio of 26.6%, up from 10.0% in the first quarter of 2002.


Land sales and other included parcel sales that contributed $7.0 million of revenues and $4.8 million of contribution margin along with $3.0 million in revenues and earnings from joint ventures, interest income and other ancillary sources.


Cash Flows and Financial Position
---------------------------------
Net cash used in operating activities totaled $97.8 million compared to $132.1 million for the same quarter in 2002. The deferral or cancellation of certain land purchases contributed to this favorable variance and bolstered the Company's liquidity position. Total liquidity, measured as the sum of cash plus available capacity under our Senior Credit facility, totaled $281.1 million at March 31, 2003. Ratio of net debt to net capitalization of 53.4% remains favorable to the Company's expectation of mid-50% leverage at each interim quarter-end.


A conference call to discuss the company's first quarter earnings will be held today at 10:00 AM EDT. The call will be broadcast live at www.wcicommunities.com or can be accessed by telephone by dialing (706) 643-1644. A replay of the conference call will be available later in the day following the call for a period of 48 hours by dialing (800) 642-1687 and entering the conference ID #9737732. The replay will also be available on the company's internet site until May 31, 2003.


About WCI
---------
Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second home buyers traditional and tower home choices with prices from $100,000 to more than $10 million and currently feature more than 600 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of over 14,000 acres.


Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.



Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to net income or cash flows from operations determined in accordance with GAAP as an indicator of operating performance, or a measure of liquidity. WCI's management believes that EBITDA reflects the changes in the Company's operating results, particularly changes in the Company's net income, and is an indication of WCI's ability to generate funds from operations that are available to pay federal and state income taxes, principal and interest on debt obligations and to meet other cash needs. A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is provided below:

                                      ###

      For more information about WCI and its residential communities visit
                             www.wcicommunities.com

                             WCI Communities, Inc.
                     Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                          March 31,                December 31,
                                                            2003                       2002
                                                     -------------------        -----------------
Assets

Cash and cash equivalents                              $         23,853           $       49,789
Contracts receivable                                            569,421                  515,021
Real estate inventories                                       1,050,773                  977,524
Property and equipment                                          139,627                  127,152
Other assets                                                    206,922                  234,406
                                                     -------------------        -----------------
Total assets                                           $      1,990,596           $    1,903,892
                                                     ===================        ==================

Liabilities and Shareholders' Equity

Accounts payable, accruals and other liabilities       $        514,896           $      510,448
                                                     -------------------        -----------------
Debt obligations:
  Senior unsecured credit facility                               92,750                   44,935
  Mortgages and notes payable                                   152,742                  130,624
  Senior subordinated notes                                     554,263                  554,397
                                                     -------------------        -----------------
    Total debt obligations                                      799,755                  729,956
                                                     -------------------        -----------------

Total shareholders' equity                                      675,945                  663,488
                                                     -------------------        -----------------

Total liabilities and shareholders' equity             $      1,990,596           $    1,903,892
                                                     ===================        ==================


Other Balance Sheet Data
Debt                                                   $       799,755            $      729,956
Shareholders' equity                                           675,945                   663,488
                                                     -------------------        -----------------
Capitalization                                         $     1,475,700            $    1,393,444
                                                     ===================        ==================
Ratio of debt to capitalization                                  54.2%                     52.4%

Debt, net of cash and cash equivalents                 $       775,902            $      680,167
Shareholders' equity                                           675,945                   663,488
                                                     -------------------        -----------------
Capitalization, net of cash and cash equivalents       $     1,451,847            $    1,343,655
                                                     ===================        ==================
Ratio of net debt to net capitalization                          53.4%                     50.6%


                             WCI Communities, Inc.
                   Selected Revenues and Earnings Information
                     (in thousands, except per share data)

                                                              For the three months ended
                                                                        March 31,
                                                     --------------------------------------------
                                                            2003                       2002
                                                     -------------------        -----------------
REVENUES

  Homebuilding:
  Traditional                                          $        66,867            $      70,790
  Towers                                                       120,505                  114,016
  Lots                                                             216                    3,315
 Amenity membership and operations                              15,961                   20,096
 Real estate services                                           25,120                   18,793
 Land sales and other                                            9,987                    4,433
                                                     -------------------        -----------------
    Total revenues                                            238,656                  231,443
                                                     -------------------        -----------------

CONTRIBUTION MARGIN

  Homebuilding:
  Traditional                                                   19,797                   19,158
  Towers                                                        38,808                   45,280
  Lots                                                             (50)                   1,935
 Amenity membership and operations                               2,421                    5,285
 Real estate services                                            3,536                    2,176
 Land sales and other                                            7,840                    4,268
                                                     -------------------        -----------------
    Total contribution margin                                   72,352                   78,102
                                                     -------------------        ------------------
 Selling, general, administrative and other,
    including real estate taxes, net                            37,580                   34,276
 Depreciation and amortization                                   2,547                    2,030
                                                     -------------------        -----------------
    Earnings before interest and income taxes                   32,225                   41,796

 Interest expense, net                                          12,881                   10,861
 Income tax expense                                              7,507                   12,075
                                                     -------------------        -----------------

    Net income                                         $        11,837            $      18,860
                                                     ===================        =================

EARNINGS PER SHARE
  Basic                                                $          0.27            $        0.49
  Diluted                                              $          0.26            $        0.48

WEIGHTED AVERAGE NUMBER OF SHARES
  Basic                                                         44,433                   38,145
  Diluted                                                       45,111                   39,608

OPERATING DATA
  Reconciliation of net income to EBITDA
    Net income                                         $        11,837            $      18,860
       Add:
         Interest expense, net                                  12,881                   10,861
         Income tax expense                                      7,507                   12,075
         Depreciation and amortization                           2,547                    2,030
                                                     -------------------        -----------------
  Total EBITDA                                         $        34,772            $      43,826
                                                     ===================        =================
  Ratio of EBITDA to total revenues                              14.6%                    18.9%
  Interest incurred                                             16,885                   15,067

                             WCI Communities, Inc.
                Condensed Consolidated Statements of Cash Flows
                                 (in thousands)



                                                              For the three months ended
                                                                        March 31,
                                                     --------------------------------------------
                                                            2003                       2002
                                                     -------------------        -----------------
Cash flows from operating activities:
  Net income                                           $         11,837          $        18,860
  Increase in real estate inventories                           (72,929)                 (78,208)
  Increase in contracts receivable                              (54,400)                 (77,865)
  All other                                                      17,653                    5,094
                                                     -------------------        -----------------
Net cash used in operating activities                           (97,839)                (132,119)

Net cash used in investing activities                           (18,279)                  (6,284)

Cash flows from financing activities:
  Net borrowings under debt obligations                          69,933                  (25,603)
  Proceeds from issuance of common stock                             --                  138,531
  All other                                                      20,249                   (1,495)
                                                     -------------------        -----------------
Net cash provided by financing activities                        90,182                  111,433
                                                     -------------------        -----------------
Net decrease in cash and cash equivalents              $        (25,936)         $       (26,970)
                                                     ===================        =================

                             WCI Communities, Inc.
                         Homebuilding Operational Data
                             (dollars in thousands)



                                                                                        For the three months ended
                                                                                                  March 31,
                                                                                      2003                       2002
                                                                               -------------------        -----------------
Traditional Homebuilding Division
---------------------------------
     Average Selling Price Per Home Closed                                       $           346            $         315
     Homes Closed (Units)                                                                    193                      225
     Net New Orders for Homes (Units)                                                        396                      497
     Contract Values of New Orleans                                              $       180,201            $     156,182
     Average Selling Price Per New Order                                         $           455            $         314

Tower Division
--------------
     New New Orders (Units)                                                                   53                       92
     Contract Values of New Orders                                               $        59,334            $      93,993
     Average Selling Price Per New Order                                         $         1,120            $       1,022

Combined Traditional Homebuilding and Tower Divisions
-----------------------------------------------------
     Net New Orders (Units)                                                                  449                      589
     Contract Values of New Orders                                               $       239,535            $     250,175
     Average Selling Price Per New Order                                         $           533            $         425


                                                           March 31,              December 31,                 March 31,
Traditional Homebuilding Division                            2003                     2002                       2002
---------------------------------                     -------------------      -------------------        -----------------
     Backlog (Units)                                              1,072                      869                       888
     Backlog Contract Values                            $       453,544          $       339,277            $      351,276
     Active Communities                                              15                       14                        14

Tower Division
--------------
     Cumulative Contract Values                         $       888,397          $       894,032           $       930,484
     Cumulative Revenue Recognized                              571,407                  516,230                   477,663
     Backlog Contract Values                                    316,990                  377,802                   452,821
     Towers Under Construction during the
        quarter recognizing revenue                                  15                       17                        14

     Aggregate Backlog Contract Values,
        Traditional Homebuilding and
        Tower Divisions                                 $       770,534          $       717,079           $       804,097




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